Exhibit 10.7

BUSINESS PARTNERSHIP AGREEMENT

This Business Partnership Agreement (this “Agreement”) is entered into as of August 1, 2012 (“Effective Date”) by and between Lenovo (Singapore) Pte Ltd. (“Lenovo”) a company organized and existing under the laws of Singapore with its office located at 151, Lorong Chuan, #02-01, New Tech Park, Singapore 556741, and FilmOn.TV Networks (“Partner” or “FilmOn”) a company organized and existing under the laws of Delaware with its office located at 301 N. Canon Drive, Suite 208, Beverly Hills, CA 90210. Each of Lenovo and Partner is referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

WHEREAS, Partner is in the business of providing subscription internet television and video-on-demand services (“Service(s)”) to consumers;

WHEREAS, Lenovo is in the business of developing, manufacturing and marketing various personal computer and Android products;

WHEREAS, Partner and Lenovo desire to enter into this Agreement setting forth the terms pursuant to which Partner will offer software for Lenovo End Users which may be preloaded on or downloaded for use on certain Lenovo Products and may be offered through the Lenovo App Store;

WHEREAS, Partner owns certain trademarks and service marks, to be identified by Partner (the “Licensed Marks”), for use in connection with Partner’s software; and

WHEREAS, Lenovo wishes to use the Licensed Marks in connection with the terms and conditions set forth herein, and Partner is willing to grant Lenovo a license to use the Licensed Marks under these terms and conditions.

NOW, THEREFORE, subject to the terms and conditions set forth herein, the parties intending to be mutually bound, hereby agree as follows:

1.	Definitions.

1.1 “Affiliates” means entities that control, are controlled by, or are under common control with, a Party to this Agreement.

1.2 “Bundled System” means a Lenovo Product which includes the Software in accordance with the terms of this Agreement.

1.3 “Content” means the video offerings on the FilmOn website. Content includes, but is not limited to, the internet television channels and video on demand FilmOn offerings.

1.4 “Electronic Self-Help” means a process where Partner electronically disables, removes, or otherwise prevents the use of its software product without the End User’s cooperation or consent.

1.5 “Deliverables” means items that Partner prepares for or provides to Lenovo as described in this Agreement and any relevant attachments, appendices or exhibits specifically referenced in this Agreement. Deliverables include Software.

1.6 “End User” means an end-user (not a reseller or sub-licensor) of a Lenovo Product.

1.7 “Harmful Code” means any computer code, programming instruction, or set of instructions (including without limitation, self-replicating and self propagating programming instructions commonly called viruses and worms) with the ability to damage, interfere, or otherwise adversely affect computer programs, data files, or hardware, without the consent or intent of the computer user.

1.8 “Lenovo App Store” means the online software store that is accessible via web browsers and through Lenovo’s proprietary store application that runs on Lenovo Products. Such software store enables visitors to view a catalog of software products, including, but not limited to, applications, systems, utilities, images, text files, sound files and data (“App Store Offerings”) and to download, register and purchase licenses to use such App Store Offerings. Partner will publish Software on such store for updates and the sale of “upsell Software” as agreed to herein and subject to the terms and conditions of the Lenovo App Store.

1.9 “Lenovo Product” means categories of Lenovo products which may include Lenovo branded personal computer products (including, but not limited to, desktop and notebook computers, etc.) and Android devices.

1.10 “Partner Material(s)” means Partner Licensed Marks, Software, Content, Service and Partner Sites as described in Exhibit A.

1.11 “Partner Sites”, means the Internet websites located as of the Effective Date at the uniform resource location identified in Exhibit A and related pages (and any successors, replacements or additions thereto).

1.12 “Personal Data” means any information that is processed for Lenovo that may identify an individual.

1.13 “Personnel” means agents, employees or subcontractors engaged or appointed by Lenovo or Partner.

1.14 “Software” means the Partner-branded software and products, as described in Exhibit A. Software includes the Content, Service and Updates.

1.15 “Term” means the duration of this Agreement, commencing on the Effective Date.

1.16 “Territory” refers to countries and territories identified in Exhibit A.

1.17 “Updates” means maintenance releases (e.g., containing bug fixes or other minor improvements) which are developed and commercially released by Partner or its authorized contractors during the Term.

2.	Grant of Usage Rights. During the Term, Partner grants to Lenovo and its Affiliates, a nonexclusive, royalty-free, non-transferable license to use, execute, preload, reproduce, and distribute copies of the Deliverables. This license includes the right of Lenovo to sublicense such rights to its subcontractors, distributors, resellers and service providers for the purpose of Lenovo fulfilling its obligations and exercising its rights under this Agreement.

3.	Trademark License.

3.1 License Grant.

A. Partner hereby grants to Lenovo and its Affiliates a royalty-free, fully-paid, non-transferable, non-exclusive right and license for the duration of the Term to use the Licensed Marks in connection with the Software, and in combination with Lenovo’s trademarks and trade names. Lenovo agrees to comply with Partner’s brand usage guidelines as set forth in Exhibit D. Notwithstanding the foregoing, Partner shall continue to have the right to license, use, and exploit the Licensed Marks.

B. Lenovo recognizes the value of the goodwill associated with the Licensed Marks and acknowledges that the Licensed Marks and all rights therein and all goodwill pertaining thereto belong exclusively to Partner, and that all goodwill that may accrue in the Licensed Marks as a results of Lenovo’s use thereof shall inure to Partner’s benefit.

C. Lenovo acknowledges the validity of the Licensed Marks and agrees that it has no right, title or interest in or to the Licensed Marks other than the rights explicitly licensed to Lenovo in this Agreement. Lenovo acknowledges that this Agreement is limited to the Licensed Marks and does not give Lenovo any rights in any other trademarks, service marks, logos, or trade names that Partner owns, uses, or claims to own or use now or in the future.

4.	Additional Obligations of the Parties.

4.1 Partner Obligations.

A. Support Obligations. At a minimum, Partner shall provide at Partner’s expense, the same support options for the Software to End Users as it makes generally available to all its end users. Partner shall maintain an adequate number of qualified personnel to provide customer support to End Users for Software in a timely and knowledgeable fashion. Partner’s support obligations with respect to Lenovo and End Users shall be more fully defined in Exhibit C. Except as expressly provided herein, Lenovo will be solely responsible for providing all support and maintenance and repairs to End Users with respect to the Lenovo Products.

4.2 Joint Obligations.

A. Testing. Lenovo and Partner agree to work together to define the Software requirements including, but not limited to, which Content and Services are and are not included (“Lenovo Software Requirements”). Upon Partner’s completion of any revisions that may be required to the Software to comply with the Lenovo Software Requirements, Partner shall deliver the final or golden Deliverables which includes Software to Lenovo. Upon delivery of the final Deliverables, Lenovo shall inspect, test and evaluate Software to determine whether the Software satisfies the acceptance criteria in accordance with Lenovo procedures.

If the Software does not satisfy the acceptance criteria, Lenovo shall give Partner written notice stating why the Software is unacceptable. Partner shall promptly upon receipt of such notice work to correct the deficiencies. Upon the corrected Software being delivered to Lenovo they shall then inspect, test and reevaluate the Software. If the Software still does not satisfy the acceptance criteria, Partner shall have the option of either: (1) repeating the procedure set forth above, or (2) terminating this Agreement pursuant to the section of this Agreement entitled “Termination.” If Lenovo does not give written notice to Partner that the Software does not satisfy the acceptance criteria, Lenovo shall be deemed to have accepted the Software upon thirty (30) days from delivery of the Software. Lenovo shall continue to inspect the Software on an ongoing basis to ensure that Software continues to comply with Lenovo’s acceptance criteria.

B. Lenovo App Store. Lenovo shall introduce Partner to the Lenovo or third party entity operating the Lenovo App Store for purposes of including the Software and Updates in the Lenovo App Store. Partner will contract with the party operating the Lenovo App Store for (1) distribution of Updates, unless otherwise defined in Exhibit A and (2) the sale of “upsell” Software as defined in Exhibit A, subject to the terms and conditions of the Lenovo App Store.

Lenovo and Partner agree to jointly explore additional business opportunities to offer Partner products in the Lenovo App Store.

5.	Marketing Activities.

5.1 Partner Materials shall not contain or promote any (i) sexually explicit adult entertainment or product, (ii) viruses, worms, Trojans, error files, password cracking programs, malware or any program that might compromise security or privacy for the End Users (iii) firearms or tobacco product, (iv) federally regulated drug or narcotic, (v) religious faith or service, (vi) service or product that does not comply with applicable laws, rules, or regulations, (vii) racial, heinous or defamatory content or (viii) any other item that Lenovo reasonably believes might damage Lenovo’s brand or reputation.

5.2 Co-Marketing. The Parties agree to jointly develop marketing and sales strategies with respect to the marketing of the Software in the Territory. Partner will participate in mutually agreed upon and approved Lenovo Product launch-related events and announcements

5.3 Either Party may request from the other Party permission to identify the other as a partner and include the other Party’s logo and screenshots in marketing materials and/or in a section of its web site, such permission may be granted or withheld, in the other Party’s sole discretion, in each instance. Except for disclosures mutually approved, neither Party will disclose to any third party the existence of the relationship between the Parties, either implied or otherwise, nor will either Party publicly disclose any aspect or information in connection with such relationship or Agreement, without the prior written approval of the other Party.

6.	Fees, Payment and Reporting

6.1 All payments and reporting terms shall be in accordance with Exhibit B.

6.2 Partner is solely responsible for all taxes assessed against any payments to Lenovo under this Agreement, except for taxes solely calculated on Lenovo’s income.

7.	Representations and Warranties.

7.1 Mutual Warranties. Each Party hereby represents and warrants that: (a) it has full corporate power and authority to enter into and perform this Agreement, and no contract, agreement, promise, undertaking or other fact or circumstance will prevent the full execution and performance of this Agreement by it; and (b) it is duly organized and in good standing in the country or state of its formation.

7.2 Warranty of Title. Partner represents and warrants that: (a) it has and shall maintain full authority to license the Software to Lenovo hereunder; and (b) the Software does not and will not infringe upon and is free from any claim by any third party of infringement of any proprietary right of any third party.

7.3 Performance Warranty. Partner represents and warrants that the Software, as delivered, will be free from material defects. In the event Lenovo discovers that the Software fails to conform with the foregoing warranty, Lenovo shall promptly notify Partner and provide Partner with all available information in written or electronic form so that Partner can verify such non-conformance. Lenovo’s sole remedy and Partner’s sole obligation with respect to a breach of this Section 7.3 shall be to undertake reasonable commercial efforts to repair or replace the Software in order to correct such non-conformance.

7.4 Third Party Software. Partner has disclosed to Lenovo in writing the existence of any third party code, including without limitation open source code, that is included in or is provided in connection with the Software and that Partner and the Partner Materials are in compliance with all licensing agreements applicable to such third party code.

7.5 Harmful Code and Electronic Self-Help. Partner represents and warrants that the Software does not contain Harmful Code, and Partner and the Software will not engage in Electronic Self-Help.

7.6 Partner will comply with all applicable data privacy laws and otherwise protect Personal Data and will not use, disclose, or transfer across borders Personal Data except as necessary to perform under this Agreement and pursuant to the terms of a separate confidentiality agreement signed by the Parties. Partner will protect the privacy and legal rights of End Users. If the End Users provide Partner with, or Partner Materials access or use, user names, passwords, or other login information or personal information, Partner must make the End Users aware that the information will be available to Partner Materials, and Partner must provide legally adequate privacy notice and protection for those End Users. Further, Partner Materials may only use that information for the limited purposes for which the End User has given Partner permission.

7.7 Partner understands and will comply fully with all applicable laws, regulations, government orders, and the like;

7.8 Partner warrants that its marketing materials describing Software and Services are true, and Lenovo, Lenovo Affiliates, and their customers may rely on such claims in creating their own marketing materials for the Products and Services;

7.9 Disclaimer. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, PARTNER HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SOFTWARE. PARTNER SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND NON-INFRINGEMENT, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, PARTNER DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS THAT THE SOFTWARE WILL BE ERROR-FREE OR FREE FROM BUGS OR THAT ITS USE WILL BE UNINTERRUPTED, OR REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE, OR REGARDING THE ACCURACY OR RELIABILITY OF THE SOFTWARE.

8.	Exchange of Confidential Information. The Parties will not publicize the terms of this Agreement, or the relationship, without prior written consent of the other Party except as may be required by law, provided the Party publicizing obtains any confidentiality treatment available. Partner will use information regarding this Agreement only in the performance of this Agreement. Partner will obtain agreement from its employees and entities allowing Lenovo to receive and use information Partner may provide Lenovo about those employees and entities if that information is governed by privacy laws or other non-disclosure agreements. Other than the foregoing, all information exchanged in connection with this Agreement is non-confidential unless exchanged pursuant to the terms of Confidentiality Agreement # L505-0079-02 as executed by Parties and attached as Exhibit E hereto.

9.	Indemnification.

9.1 Proprietary Rights Indemnity.

A. Partner shall defend, indemnify and hold Lenovo, Lenovo Affiliates its directors, officers, employees, and agents harmless from and against any claims, demands, suits and costs, including reasonable attorneys fees, arising out of any third party claim that the Software infringes any intellectual property right of another, or that the Software misappropriates any trade secret; provided that Partner: (i) is promptly notified of any and all threats, claims and proceedings related thereto, (ii) is given reasonable assistance and the full cooperation of Lenovo, and (iii) controls the defense and all negotiations and decisions regarding a settlement or compromise. Partner will not be responsible for any settlement it does not approve in writing. Additionally, in the event of such a claim of infringement, Partner shall, at its expense: (i) modify the Software to be non-infringing with equivalent or better functionality; (ii) obtain for Lenovo a license to continue using the Software, or (iii) terminate this Agreement as to the infringing Software.

B. Notwithstanding the foregoing. Partner shall have no obligation under Section 9.1 if any claim of infringement is based on: (a) modification of the Software that is not performed or authorized by Partner; (b) the combination or use of the Software, or any portion thereof, by Lenovo with other products, processes or materials not supplied by Partner, but only if such combination was not reasonably foreseeable and only if the infringement would have been avoided in the absence of the combination; (c) Lenovo’s continued allegedly infringing activity after being notified of a claim of infringement or of modifications available from Partner that would avoid the alleged infringement, however, Partner’s obligations under Section 9.1 will continue up and to the point of fifteen (15) days after delivery of such notice; or (d) where Lenovo’s use of the Software is not strictly in accordance with the terms of this Agreement but only if such claim of infringement could have occurred due to Lenovo’s usage of the Software not in accordance with the terms of the Agreement.

9.2 General Indemnity. Partner hereto will indemnify and hold harmless Lenovo from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) (collectively, ‘‘Losses” and individually, a “Loss”) suffered or incurred by Lenovo to the extent arising from any third party claims related to any breach of any representation or warranty of Partner contained in this Agreement or any third party claims related to any breach by Partner or any third party claims related to any failure by Partner to fulfill, any covenant or agreement contained herein. No claim for indemnification pursuant to this Section 9.2 based on the breach of a representation or warranty may be asserted after the expiration or termination of this Agreement, except to the extent that such claim is based on fraud in which case it may be asserted at any time prior to the expiration of the statute of limitations applicable thereto.

10.	Limitation on Liability.

TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT FOR PARTNER’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, LOST CLIENTS OR BUSINESS INTERRUPTION) ARISING OUT OF ANY PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OR NOT OF THE POSSIBILITY OF SUCH DAMAGES. LENOVO SHALL NOT BE LIABLE FOR GREATER THAN THE AMOUNT PAID TO LENOVO UNDER THE AGREEMENT.

11.	Term and Termination.

11.1 Term. The Term of this Agreement commences on the Effective Date and shall continue for twenty-four (24) months from the Effective Date “Initial Term”. This Agreement will renew for an additional term of one (1) year upon the first anniversary of the Effective Date and each anniversary thereafter, unless either Party notifies the other Party in writing of its intent not to renew at least sixty (60) days prior to the end of the Initial Term or then current renewal term.

11.2 Termination for Material Breach. Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party, if the other Party breaches a material provision of this Agreement unless the breach is cured within such thirty (30) day period, or, if the breach cannot be so cured, diligent efforts to effect such cure are commenced during that period.

11.3 Wind Down Period. Any termination date shall be extended for one hundred and twenty (120) days in order to allow distribution of Lenovo Products with the Software or Partner Licensed Marks or deliverables to be distributed. The provisions of this Agreement shall apply to any matter that is first raised after the end of the Term but that pertains to actions during the Term, subject to applicable statutes of limitation. For example, Partner’s payment obligations to Lenovo shall apply to all transactions during the Term including the 120 day extension referenced above, even if the accounting occurs after the end of the Term.

11.4 Termination for Other Events. Either Party may immediately terminate this Agreement upon written notice: (a) if a receiver is appointed for the other Party or its property; (b) if the other Party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; (c) as specifically allowed in Exhibit A of this Agreement; or (d) if any proceedings (whether voluntary or involuntary) are commenced against the other Party under any bankruptcy, insolvency or debtor’s relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof.

12.	Miscellaneous Provisions.

12.1 Prohibition Against Assignment. Except for Lenovo assignment to an Affiliate, a Party may not assign, assume, transfer or, except as permitted under Section 2 hereof, sublicense any obligations or benefit under this Agreement without the written consent of the other Party. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.

12.2 Notices and Requests. All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by nationally recognized overnight courier service to the address of the Party set forth on the signature page of this Agreement or to such other address designated in writing by the receiving Party. Unless otherwise provided, notice shall be effective on the date it is delivered in the case of hand delivery or two (2) business days after deposit with a nationally recognized overnight courier services, return receipt requested.

12.3 Governing Law and Dispute Resolution. This Agreement will be governed by the laws of the State of New York. The Parties agree that any action to enforce any provision of this Agreement or arising out of or based upon this Agreement shall be brought in a state or federal court of competent jurisdiction in the State of New York. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The Parties expressly waive any right to a jury trial regarding disputes related to this Agreement.

12.4 Entire Agreement. Upon execution by both Parties, this Agreement (including its exhibits) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals (oral or written), negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement shall not be modified except by a written instrument executed on behalf of Lenovo and Partner by their respective duly authorized representatives. This Agreement may be executed by facsimile signature and in two (2) or more counterparts, all of which taken together will constitute one and the same agreement.

12.5 Severability. In the event that any provision of this Agreement shall for any reason be held to be void, invalid, illegal, or unenforceable in any respect, such voidance, invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement. In such event, the Parties agree that the invalid or unenforceable provision will be replaced by a mutually acceptable provision that comes closest to the original intent of the Parties.

12.6 Relationship of the Parties. Nothing in this Agreement will be construed to constitute either Party as the agent, employee or representative of the other Party and no joint venture or partnership will be created hereby. Neither Party will make or have the power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

12.7 No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

12.8 Force Majeure. Neither Party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money and confidentiality obligations under Section 8 above) to the extent such failure is caused by acts of God, war, revolutions, lack or failure of transportation facilities, failure of telecommunications partners, fire, laws or governmental regulations, actions by governmental authorities or other causes which are beyond the reasonable control of such Party.

12.9 Section Headings. The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

12.10 Survival. The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Grant of Usage Rights,” “Trademark License,” “Fees, Payment and Reporting”, “Lenovo’s Audit Rights” “Representations and Warranties”, “Indemnification”, “Limitation of Liability”, “Record Keeping and Audit Rights”, “Governing Law and Dispute Resolution,”, “Exchange of Confidential Information”, and “Miscellaneous Provisions”.

12.11 Compliance with Export Laws. Lenovo shall comply with all applicable export laws, restrictions and regulations of any United States or foreign agency or authority. Lenovo agrees that it shall not export or re-export, or allow the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations

12.12 Exhibits. The following Exhibits are incorporated into this Agreement by the first reference to each:

A.	Exhibit A, Partner Responsibilities

B.	Exhibit B, Payment and Reporting

C.	Exhibit C, Support Service Requirements

D.	Exhibit D, Partner Brand Usage Guidelines

E.	Exhibit E, Confidentiality Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be executed on their behalf as of the date first written above.

FILMON.COM INC.		LENOVO (SINGAPORE) PTE LTD.

By:	/s/ Alki David	By:	/s/ Zhang Xihoyun

Name:	Alki David	Name:	Zhang Xihoyun

Title:	CEO	Title:	Procurement Senior Manager

Date:		Date:	9/27/2012

Address for notices:	Address for notices:

FilmOn.TV, Networks Inc 301 N. Canon Drive., Suite 208 Beverly Hills, CA 90210 USA	Lenovo 1009 Think Place Morrisville, NC 27560, USA Attn: Legal Department

Attn: Alki David	With Copy To:

With email copy to: alki@filmon.com	Lenovo 1009 Think Place Morrisville, NC 27560, USA Attn: James Stevens 919-294-2567 jimste@lenovo.com

EXHIBIT A

PARTNER RESPONSIBILITIES

1.	Software. The following components are included in the FilmOn HDi Player Software – Flash and HTML5.

1.1	Software Description. Software includes the following features and Content:

•	Virtual Cable Television – “Hybrid 1PTV” across 4-screen

–	Cable television experience on any device

•	Device Agnostic No App Required

–	Just go to FilmOn.com, and start watching TV on any device

•	Record Live TV

•	User generated live broadcast, real-time voting and chatting

•	15,000 VOD Titles; 250,000+hours

–	TV Pro-sports, Lifestyle, Special interest, Movies

•	250+ Channels, 150 Broadcast Channel Partners, 40 FilmOn Exclusive Channels

–	Include Local TV in major cities worldwide, VOD, Pay per View, News, Sports, Fashion, Live Events, Music,

–	Lenovo branded specific channels

•	50+ Branded Community Channels

•	Custom FilmOn Branded Live TV Player

At Lenovo’s option, Partner shall customize the Software including, but not limited to branding, adding or deleting channels, Content, and configurations.

•	Co-branded Software and/or Service is optional.

1.2	Software, Service and Content Changes.

A.	Partner shall notify Lenovo at least 1 month before any material changes to any part of the Software or the advertising for the Content or Services are effective. Upon such notification, Lenovo shall review the proposed changes and determine if such changes are acceptable to be made to the Lenovo version of the Software. If Lenovo determines that any of the changes are not acceptable, Partner agrees not to incorporate such changes into the Lenovo version of the Software. If Lenovo has not responded within 10 business days to the notification, the proposed changes are deemed accepted.

B.	At any time during the Term, if Lenovo determines, in its sole discretion, that the Software, Service or Content is not acceptable, Lenovo may request a change to any part of the Software, Service or Content, and FilmOn agrees to make such changes. If FilmOn cannot make the changes that are required by Lenovo within a commercially reasonable amount of time, either Party may terminate the Agreement. Furthermore, Lenovo shall have the right to disable the Software and Service being offered by Lenovo to End Users upon notification to FilmOn of any changes required to the Software, Service or Content until such changes are completed. Such disablement shall not affect Software, Content or Services being provided to End Users who have current accounts with FilmOn.

2.	Exclusivity. The following exclusivity terms shall apply for the Initial Term of the Agreement.

A.	FilmOn Exclusivity. FilmOn agrees not to make the Software or the FilmOn Service available for distribution on any other to Windows personal computers or Android devices. This exclusivity provision shall not apply to any existing arrangements that FilmOn has for distribution on PCs or Android devices as of the Effective Date or future opportunities with USB sticks, OEM devices like WD, Roku, Lookee Tv, Omniverse TV, Showbox TV, Boxee, Samsung tablets, iOS devices, Apple TV and similar remain viable options for FilmOn.

B.	Lenovo Exclusivity. Lenovo agrees that the FilmOn Software will be the exclusive linear or live TV provider preloaded on Lenovo Products. This exclusivity provision shall not apply to any existing arrangements as of the Effective Date that Lenovo has for linear or live TV providers. Notwithstanding the foregoing, any future linear or live TV providers may be included through the FilmOn content delivery network.

C.	If within twelve months from the second major Lenovo Product launch to ship with the Software, Lenovo has not shipped at least ten million (10,000,000) units of Lenovo Products (Windows 8 or Android) preloaded with the Software in a prominent premium position within the system start up, then FilmOn may terminate the exclusivity provisions in this Section 3.

3.	Partner Licensed Marks. FilmOn.TV Inc.

4.	Partner Sites. The FilmOn Virtual Cable TV network… an ever expanding array of FilmOn apps: iOs, Android, PC, Mac, Facebook et al and OEM distribution along with other set-top boxes offering as a content tier with others, e.g. Omniverse TV.

5.	Territory. The Territory is worldwide.

6.	Software Language Support. [PARTNER INPUT]

EXHIBIT B

PAYMENT AND REPORTING

1.	Revenue Sharing.

A.	Partner agrees to pay revenue share to Lenovo at the rate of 15% of Partner’s gross revenue from advertising and from all sales of goods, services and/or software to End Users, including all upgrades and upsells, except for promotional free trials.
B.	Partner agrees to pay revenue share to Lenovo at the rate of 50% of Partner’s net revenue from hardware sales to End Users, including all upgrades and upsells.
C.	Revenue sharing payments shall be due and payable thirty (30) days after the last day of each calendar quarter in which the purchase occurred.

2.	Payments. All payments to Lenovo shall be in US dollars ($) and shall be sent, via wire transfer to the address set forth below.

Lenovo (Singapore) Pte Ltd Citibank NA, Singapore Bank Code / Branch ID: 7214 / 001 Account Number: 0-821313-015 Swift Code: CIT1SGSG

3.	Reporting. Within fifteen (15) days following the last day of each calendar month, Partner shall provide Lenovo with a report, in Excel or a mutually agreed to electronic format, stating (i) the volume of Software purchased by End Users, (ii) the country of purchase, (iii) End User registration email and usage information, (iv) the type of Lenovo Product, (v) the Lenovo Product operating system platform, (vi) the purchase amount received by Partner for initial and repeat purchases, and (vii) the payment calculation. Quarterly reports shall be sent to fenglee@lenovo.com, romerod@lenovo.com and chemy@lenovo.com.

4.	Lenovo’s Audit Rights. On not less than thirty (30) days prior notice and only once during any twelve month period, Lenovo may retain an independent certified public accountant to audit the relevant records during regular business hours at Partner’s offices, and make copies and extract thereof, solely to verify the amounts due and payable under this Agreement. The auditor may examine relevant records pertaining to any time period within the Term, provided that any particular relevant records may only be audited once. Lenovo shall pay the expenses of any such audit, unless such audit reveals that the amounts paid by Partner are less than 95% of amounts that Partner should have paid to Lenovo for the audited period; in the event of any such shortfall. Partner shall promptly pay the shortfall, including interest, as well as the reasonable costs of such audit. Lenovo’s right to audit the relevant records shall continue for a period of twenty-four months following the last date on which Lenovo is entitled to payment.

EXHIBIT C

SUPPORT SERVICE REQUIREMENTS

1.	Partner will (i) take primary responsibility for resolving any and all issues related to Software’s failure to perform in accordance with Partner’s stated functionality as reported by Lenovo; and (ii) lead/help any internal/external vendor for the investigation and fix.

2.	End User Support. Partner shall provide support to End Users as described below;

•	FilmOn customers can report a broken channel or send a customer service ticket and receive prompt assistance to address the problem/issue.

•	Partner will be responsible for support issues pertaining to the Software. If an End User contacts Lenovo regarding an issue related to the Software, Lenovo will instruct the End User to contact Partner by the following means;

•	Email address to be set up and provided by FilmOn.

3.	Support to Lenovo. In addition to the support provided under section 4.2 of this Agreement, Partner shall provide prompt communication and assistance to Lenovo in the event a problem is related to the Software operating with a Lenovo Product, provide a knowledgeable contact for technical support, and cooperate with Lenovo to resolve all End User issues. Lenovo will report problems found by Customer or End Users to the Partner and will assign a severity code to each problem. Partner will meet the following rules for each priority code.

Severity	Standard Support First Response Time
	Definition	Response	Updates	Resolution

Severity 1	Application outage, down, severe business impact	Within 1 hour (7/24)	Every 2 hours via email	Within 8 hours (7/24)

Severity 2	Functionality Impacted (cannot access, unrecoverable data corruption, unrecoverable loss of form submission	Within 4 hours (5/12)	Every 8 hours via email	Use commercially reasonable continuous efforts to provide a computer-based interim resolution

Severity 3	Application Impacted, extreme slowness, functionality working intermittently	8 hours	If no response, begin escalation

Severity 4	Application Impaired – working but functionality and/or performance is impaired	Within 24 hours	If no response, begin escalation

Severity 5	General Questions and Product Information	Within 48 hours	If no response, begin escalation

4.	Training. At Lenovo’s request, Partner shall conduct Software training of Lenovo customer support personnel no later than two (2) weeks prior to Lenovo’s first scheduled launch of a Lenovo Product with the Software. Lenovo and Partner shall coordinate the training event and schedule. Such training may be conducted in person or via electronic means (ex. Web conference calls, video conference).

5.	Partner will continue to provide support as designated in this Exhibit C for the longer of: (a) three years from the termination of the Agreement or (b) as long as the Software is warranted to the End User.

EXHIBIT D

PARTNER BRAND USAGE GUIDELINES

Please refer to the FilmOn brand book document which will be completed by July 15, 2012.

EXHIBIT E

CONFIDENTIALITY AGREEMENT

Lenovo Confidentiality Agreement (Exchange)

This Confidentiality Agreement (“Agreement”) is entered into by and between Lenovo (United States), Inc., a Delaware corporation, having an office at 1009 Think Place, Momsville, NC 27560, USA (“Lenovo”), and FilmOn TV Inc, a Delaware company trading from 301 N Canon Drive Beverly Hills CA 90210 herein known as Company. Lenovo and Company may be referred to individually as “Party” and collectively as “Parties” in this Agreement. For the purposes of this Agreement, the terms “Lenovo” and “Company” shall include their respective affiliates. The term “affiliate” means an entity that controls, is controlled by, or is under common control with either Party.

Lenovo and Company are interested in entering into discussions regarding a potential business relationship. In the course of such discussions, either Party may make available to the other Party certain technical or business information deemed proprietary or confidential. Each Party seeks to maintain the confidentiality of such information as they may make available to the other Party.

In consideration of the foregoing and the obligations set forth below, the Parties hereby agree as follows:

1.	Definition of Confidential Information. The term “Confidential Information” means all information not generally known or used by others and which gives, or may give, the disclosing Party an advantage over its competitors. Confidential Information shall include, but is not limited to, past, present or future customers or employees; business practices and concepts; costs, prices and pricing methods; marketing and customer information; financial results, budgets, forecasts and projections; technical data, schematics, analyses, designs, specifications, drawings, ideas, methods, trade secrets, processes, know-how, computer programs, prototypes, research and development activities; and information on production, manufacturing and distribution.

2.	Exclusions from Confidential Information. Any information disclosed hereunder shall not be deemed to be Confidential Information and neither Party shall have any obligation with respect to any such information which: (a) can be demonstrated to have been known to the receiving Party prior to receipt from the disclosing Party; (b) is, or becomes, generally available to the public through no wrongful act of or breach of this Agreement by the receiving Party; (c) is received by the receiving Party from a third party without similar restrictions and without breach of this Agreement; or (d) is independently developed by the receiving Party without the use of the Confidential Information disclosed hereunder. The receiving Party shall bear the burden of proof in any dispute regarding the applicability of any exclusion.

3.

Nondisclosure Confidential Information. Each Party shall: (a) hold Confidential Information received from the other Party in confidence; (b) use and permit use of Confidential Information solely for the purposes of this Agreement; (c) not disclose, publish, or disseminate the other Party’s Confidential Information to any third party (except as provided in (e) below); (d) use not less than the same degree of care to prevent disclosure of Confidential Information received from the other Party as it employs with respect to its own

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confidential information of like importance, but in no case, less than reasonable; and (e) disclose the other Party’s Confidential Information only to its employees, and contractors under the direct supervision of its employees, with a need to know and who have agreed to protect and preserve the confidentiality of such disclosure on terms no less restrictive than those herein.

4.	Notice of Disclosure. Any information which either Party intends to be treated as Confidential Information shall be marked or identified at the time of disclosure as “Confidential”. Any oral or visual disclosure of Confidential Information by either Party to the other Party shall be summarized in writing and transmitted to the other Party within ten (10) days of the date of disclosure.

5.	Return of Confidential Information. At any time, upon the request of the disclosing Party, the receiving Party shall promptly return all Confidential Information and destroy all notes, summaries, work papers, electronically stored documents, analyses or other documents prepared from the Confidential Information. Such destruction shall be certified in writing by an officer of the receiving Party.

6.	Residual Information. Neither Party shall be restricted from independently developing or acquiring products without the use of the Confidential Information of the other Party. Each Party acknowledges that the other Party may be developing or may in the future develop information, or may have received, be receiving, or receive information from other parties, that is similar to Confidential Information. Nothing herein shall be construed as a representation or agreement by either Party that it will not develop, or have developed for it, products, concepts, systems or techniques contemplated by or embodied in the Confidential Information of the other Party as long as it does not violate any of its obligations under this Agreement in connection with such development. Further, any person who receives Confidential Information on behalf of either Party may use the Confidential Information retained in his or her unaided memory for any purpose that does not violate the obligations of confidentiality set forth herein. A person’s memory will be considered to be unaided if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. The foregoing shall not be deemed to grant to either Party a license under the other Party’s copyrights, patents, or other intellectual property rights.

7.	Compelled Disclosure. If either Party becomes aware that it may be compelled by law, regulation or legal process to disclose Confidential Information received from the other Party, the receiving Party shall promptly notify the disclosing Party in order that the disclosing Party may take action to prevent or limit such disclosure.

8.	Equitable Relief. Each Party hereby acknowledges that unauthorized disclosure or use of Confidential Information received from the other Party may cause irreparable harm and significant injury to the disclosing Party, the extent of which may be difficult to ascertain and for which money damages may not be an adequate remedy. Accordingly, either Party shall be entitled to seek injunctive relief to enforce the obligations of the other Party under this Agreement, in addition to any other rights and remedies it may have at law.

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9.	No License to Confidential Information. All Confidential Information, including, but not limited to, patents or other intellectual property rights, shall remain the property of the disclosing Party. No license or other rights to Confidential Information including, without any limitation whatsoever, any invention, discovery, or improvement made, conceived, or acquired, prior to or after the date of this Agreement, is granted or implied by this Agreement. The receiving Party shall not include Confidential Information in any copyright registrations, patent applications, or similar registrations of ownership.

10.	No Warranty. ALL CONFIDENTIAL INFORMATION DISCLOSED BY EITHER PARTY TO THE OTHER PARTY IS PROVIDED “AS IS” AND WITHOUT ANY WARRANTY WHATSOEVER, WHETHER EXPRESS, STATUTORY OR IMPLIED, AS TO ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

11.	Export Regulations. Confidential Information may be subject to export control laws and regulations of the United States. Each Party shall comply with any applicable United States export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C. F. R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774.

12.	Governing Law, Venue and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of new York, excluding its rules regarding conflict of laws. The Parties agree that any action to enforce any provision of this Agreement or arising out of or based upon this Agreement shall be brought in a court of competent jurisdiction in the State of New York. Each Party hereby waives any objection to such venue or that any suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby waives its right to a jury trial in any action arising under or related to this Agreement.

13.	Assignment and Change of Control. Neither Party may assign this Agreement without the prior written consent of the other Party. In the event that either Party comes under the control of a third party or enters into an agreement relating to a change in control with a third party, such Party shall immediately notify the other Party and, if directed by the other Party, either return or destroy all Confidential Information received from the other Party. The term “control” shall mean the power to influence, directly or indirectly, the management of a Party through ownership, voting shares, contract or otherwise.

14.	Independent Contractors. At all times relevant to this Agreement, the Parties shall be independent contractors and this Agreement shall not create any employment, agency, partnership, joint venture, or other form of business relationship between the Parties. This Agreement is not a commitment by either Party to enter into a transaction or business relationship, nor is it an inducement for either Party to spend funds or expend resources. Nothing in this Agreement shall be construed to obligate either Party to provide Confidential Information to the other Party.

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15.	Severability. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision will be more narrowly and equitably construed so that it becomes legal and enforceable, and the entire Agreement will not fail on account thereof and the balance of the Agreement will continue in full force and effect.

16.	No Waiver. Neither Party shall be deemed, by any act or omission, to have waived any of its right or remedies in this Agreement unless such waiver is in writing and signed by the waiving Party. A waiver of a right or remedy on one occasion shall not be construed as a waiver of a right or remedy on any other occasion.

17.	Counterparts and Electronic Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature.

18.	Effective Date, Term, Termination and Period of Confidentiality. This Agreement shall be effective on the date of the last signature below. The term of this Agreement shall commence on the effective date and shall continue until terminated by either Party on ten (10) days notice to the other Party. The confidentiality obligations of each Party shall remain in effect for a period of two (2) years following the termination of this Agreement.

19.	Entire Agreement and Amendments. This Agreement constitutes the entire understanding between the Parties relative to the Confidential Information identified herein. It supersedes and replaces all prior and contemporaneous agreements, written or otherwise, between the Parties, relative to the subject matter hereof. This Agreement may not be modified or amended except by a writing signed by both Parties.

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by their duly authorized representative.

Lenovo (United States), Inc.	FilmOn TV Inc.

By:/s/ James V. Stevens	By: Alki David

James Stevens, Director Procurement	Alki David, CEO
Printed Name and Title	Printed Name and Title

September 27, 2012	June 14, 2012
Date	Date

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